Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

OPHTHALIX INC.

A NEVADA CORPORATION

AND

OPHTHALIX INC.

A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of the 24th day of February, 2012 is made by and between OphthaliX Inc., a Nevada corporation (“OphthaliX-NV”) and OphthaliX Inc., a Delaware corporation (“OphthaliX-DE” also known as the “Surviving Entity”).

WITNESSETH

WHEREAS, the Board of Directors and shareholders of OphthaliX-NV have deemed it advisable and in the best interests of the shareholders to change the domicile of OphthaliX-NV from the State of Nevada to the State of Delaware and have incorporated OphthaliX-DE as a wholly owned subsidiary corporation in the State of Delaware for the purpose of merging OphthaliX-NV into OphthaliX-DE; and

WHEREAS, the Board of Directors of OphthaliX-DE deems it advisable and in the best interests of OphthaliX-DE and its stockholders that OphthaliX-NV be merged with and into OphthaliX-DE as permitted by Section 252 of the General Corporation Law of Delaware (the “Delaware Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of OphthaliX-NV deems it advisable and in the best interests of OphthaliX-NV and its stockholders that OphthaliX-NV be merged with and into OphthaliX-DE as permitted by the Nevada Revised Statutes, 92A (the “Nevada Laws”) and the Delaware Laws under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), OphthaliX-NV shall have an authorized capitalization consisting of Common Stock, par value $.001 per share (the “OphthaliX-NV Common Stock”), and Preferred Stock, par value $.001 per share (the “OphthaliX-NV Preferred Stock”); and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), OphthaliX-DE shall have an authorized capitalization consisting of Common Stock, $.001 par value per share (the “OphthaliX-DE Common Stock”), and Preferred Stock, par value $.001 per share (the “OphthaliX-DE Preferred Stock”); and

WHEREAS, the stockholders and directors of OphthaliX-NV and the stockholders and directors of OphthaliX-DE have duly approved this Agreement by written consent.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the Delaware Laws and the Nevada Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1.

Terms and Conditions of Merger. At the Effective time (as hereinafter defined), OphthaliX-NV shall be merged with and into OphthaliX-DE pursuant to the provisions of the Delaware Laws (the “Merger”), and OphthaliX-DE shall be the Surviving Entity.

The date and hour on which the Merger occurs and becomes effective shall be close of business on March 30, 2012, and is hereinafter referred to as the “Effective Time”. Prior to the Effective Time, OphthaliX-NV and OphthaliX-DE shall file the Certificate of Merger with the Secretary of State of Delaware pursuant to Section 252 of Delaware Laws and the Articles of Merger with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of Nevada Laws.

2.

Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

2.1

The name of the Surviving Entity shall be: OphthaliX Inc.

2.2

The current Certificate of Incorporation of OphthaliX-DE shall be the Certificate of Incorporation of the Surviving Entity.

2.3

The current Bylaws of OphthaliX-DE shall be the Bylaws of the Surviving Entity.

2.4

The directors and officers of OphthaliX-DE at the Effective Time shall be unchanged and remain the directors and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

3.

Succession. On the Effective Date, OphthaliX-DE shall succeed OphthaliX-NV in the manner and as more fully set forth in the Delaware Laws and specifically as follows:

(a)

The separate corporate existence of OphthaliX-NV shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to al the restrictions, liabilities and duties of OphthaliX-NV;

(b)

All and singular rights, privileges, powers and franchises of OphthaliX-NV and all property, real, personal and mixed, and all debts due to OphthaliX-NV on whatever account, as well as for share and note subscriptions and all other things in action or belonging to OphthaliX-NV shall be vested in the Surviving Entity;

(c)

All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of OphthaliX-NV, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Nevada, or of any of the other states of the United States, in OphthaliX-NV shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of OphthaliX-NV shall be preserved unimpaired;

(d)

All debts, liabilities and duties of OphthaliX-NV shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e)

All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of OphthaliX-NV, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to OphthaliX-NV; and

(f)

At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which OphthaliX-NV is then a party shall be assumed by, and continue to be the plan of, the Surviving Entity. To the extent any employee benefit plan, incentive compensation plan or other similar plan of OphthaliX-NV provides for the issuance or purchase of, or otherwise relates to, OphthaliX-NV stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Entity stock.

4.

Further Assurances. From time to time, when and as required by OphthaliX-DE or its successors and assign, there shall be executed and delivered on behalf of OphthaliX-NV such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of OphthaliX-NV such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in OphthaliX-DE, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of OphthaliX-NV, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of OphthaliX-DE are fully authorized by and on behalf of OphthaliX-NV to take any and all such action to execute and deliver any and all such deeds and other instruments.

5.

Stock and Stock Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof;

(a)

Each share of OphthaliX-NV Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted share for share, into fully-paid and non-assessable shares of the Surviving Entity as of the Effective Time.

(b)

As of the Effective Time, all of the outstanding shares of OphthaliX-DE Common Stock which shares are held by OphthaliX-NV shall be redeemed by the Surviving Entity for the sum of one dollar ($1.00) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares of the Surviving Entity.  None of such redeemed shares shall be retained by the Surviving Entity as treasury shares.

(c)

Each share of OphthaliX-NV Common Stock, if any, held in treasury immediately prior to the Effective Time shall be cancelled and no shares of other securities of the Surviving Entity shall be issued in respect thereof.

(d)

All of the options and warrants to acquire, or instruments convertible into, shares of OphthaliX-NV Common Stock or shares of OphthaliX-NV Preferred Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

(e)

From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of OphthaliX-NV Common Stock or OphthaliX-NV Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of OphthaliX-DE Common Stock or OphthaliX-DE Preferred Stock into which such shares have been converted as herein provided. The registered owner on the books and records of OphthaliX-NV of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the OphthaliX-DE Common Stock evidenced by such outstanding certificates as provided.

6.

Amendment and Termination. Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of OphthaliX-DE or the Board of Directors of OphthaliX-NV at any time prior to the Effective Time.

7.

Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed by the Chief Executive Officer as of the day and year first above written.

SURVIVING COMPANY:

OphthaliX Inc.

By: /s/ Pnina Fishman

       Pnina Fishman, Interim Chief Executive Officer

OPHTHALIX-NV:

OphthaliX Inc.

By: /s/ Pnina Fishman

       Pnina Fishman, Interim Chief Executive Officer

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